Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Interactive Intelligence, Inc.

We consent to the use of our report dated January 27, 2006, with respect to the consolidated balance sheets of Interactive Intelligence Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows and the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Indianapolis, Indiana

October 18, 2006